Exhibit 4.19

RESTRICTED SHARE GRANT AGREEMENT

This Restricted Share Grant Agreement is dated September 25, 2026 (this “Agreement”), and is between GOWell Technology Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and , an individual (the “Grantee”).

WHEREAS, the Company, GOWell Energy Technology (the “PubCo”), and Inflection Point Acquisition Corp. V (formerly known as Maywood Acquisition Corp., the “SPAC”) have entered into that certain Business Combination Agreement dated as of October 13, 2025 (as amended from time to time, the “BCA”), pursuant to which, among other things, the Company is required to issue an aggregate of 4,481,250 ordinary shares of a par value of US$0.0001 per share in the Company, subject to the vesting, surrender and other terms set forth herein (the “Company Restricted Shares”), to certain officers and directors of the SPAC as consideration for services rendered and to be rendered to PubCo (the “Restricted Share Grant”);

WHEREAS, the Grantee serves as an Independent Director of the SPAC and is entitled to receive a portion of the Restricted Share Grant in accordance with Section 8.27 of the BCA;

NOW, THEREFORE, in consideration of the Grantee’s services rendered and to be rendered, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Issue of Restricted Shares. Pursuant to Section 8.27 of the BCA, the Company hereby issues to the Grantee Company Restricted Shares, subject to the vesting, surrender, and other terms set forth in this Agreement (the “Shares”). Upon issue, the Shares shall be (i) validly issued, fully paid and non-assessable and (ii) entered in the Company’s register of members in the Grantee’s name promptly following the date of this Agreement, subject to the restrictions set forth herein.

2. Vesting; Surrender.

(a)	Vesting. One hundred percent (100%) of the Shares shall vest on the date that is days after the closing of the transactions contemplated by the BCA (the “Closing” and such date, the “Vesting Date”), subject to the Grantee’s continued service as an officer, director, or consultant of PubCo or any of its subsidiaries through the Vesting Date (the “Service Condition”); provided, however, that the Shares shall vest upon the Grantee’s death, disability, or termination of such service without Cause. For purposes of this Agreement, “Cause” means (i) conviction of a felony crime that enriched the Grantee at the expense of the Company or PubCo or (ii) theft of property of the Company or PubCo.

(b)	Surrender. If the Grantee’s service as an officer, director, or consultant of PubCo and its subsidiaries terminates for Cause prior to the Vesting Date, then all of the Shares that have not vested as of the date of such termination shall be automatically and immediately surrendered and cancelled for no consideration without any further act, instrument or consent of the Grantee, the Company’s (or, following the Second Merger, PubCo’s) register of members with respect to such surrendered Shares shall be updated accordingly (and the Grantee irrevocably authorises the Company or PubCo (as applicable) to do the same), and the Grantee shall have no further rights with respect thereto.

(c)	No Further Lock-Up. Following the Vesting Date, the Shares (including the PubCo Restricted Shares into which the Company Restricted Shares are converted pursuant to the Second Merger) shall not be subject to any lock-up, holdback, or restriction imposed by the Company or PubCo under this Agreement, subject to applicable securities laws.

3. Assumption and Conversion at the Second Merger.

(a)	At the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of any party or the Grantee, each Share that is outstanding immediately prior to the Second Merger Effective Time shall automatically be assumed by PubCo and converted into one ordinary share of a par value of US$0.0001 per share in PubCo subject to the same vesting, surrender and other restrictions as are in effect with respect to such Share immediately prior to the Second Merger Effective Time (each, a “PubCo Restricted Share”).

(b)	From and after the Second Merger Effective Time, each reference in this Agreement to the “Company” shall be deemed a reference to PubCo, each reference to the “Shares” shall be deemed a reference to the PubCo Restricted Shares, and the Grantee’s name shall be entered in PubCo’s register of members with respect to such PubCo Restricted Shares.

(c)	The Company and PubCo shall take all actions as may be necessary or appropriate to effect the assumption and conversion described in this Section 3, including updating the PubCo register of members and book-entry records.

4. Adjustment. If, at any time while any Shares (or PubCo Restricted Shares, as applicable) remain unvested, the ordinary shares of the Company or PubCo, as applicable, are subdivided or combined into a greater or smaller number of shares, or the Company or PubCo pays any share dividend or otherwise issues any securities in respect of such ordinary shares, or upon any reorganization, split-up, combination, reclassification, or recapitalization of the Company or PubCo (other than the transactions contemplated by the BCA, which are addressed in Section 3), all references under this Agreement to the Shares shall be equitably adjusted to reflect such change. Any shares or securities received by the Grantee as a result of any such adjustment shall be subject to the same vesting, surrender, and other restrictions as the Shares to which they relate.

5. Shareholder Rights. Subject to the terms of this Agreement, the Grantee shall have all the rights of a shareholder of the Company (or, following the Second Merger, PubCo) with respect to the Shares (or PubCo Restricted Shares), including without limitation the right to vote such shares and to receive any dividends or distributions declared thereon; provided, however, that any dividends or distributions declared on unvested Shares shall be subject to the same vesting, surrender, and other conditions as the underlying Shares to which they relate and shall be surrendered and returned to the Company or PubCo, as applicable, for cancellation, if and when the underlying Shares are surrendered pursuant to Section 2(b).

6. Compliance with Securities Laws.

(a)	The Grantee represents that he or she is acquiring the Shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, distribution of any Shares.

(b)	Subject to restrictions on transferability of the Shares stated elsewhere in this Agreement, the Grantee shall not sell, transfer, assign, pledge, encumber, or otherwise dispose of any Shares or any beneficial interest therein unless (1) the Shares or beneficial interest, as the case may be, that the Grantee proposes to dispose of are registered in an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), or (2) if required by the Company (or PubCo, as applicable), the Company or PubCo has received an opinion, in form and substance satisfactory to it, from its legal counsel to the effect that disposition of those Shares or that beneficial interest, as the case may be, does not require registration under the Securities Act, or any applicable state securities laws.

(c)	The Grantee acknowledges that neither the Company (nor PubCo, as applicable) nor any agent thereof is required to recognize any transfer of any Shares if, in the opinion of counsel for the Company or PubCo, such transfer would result in violation of any federal or state law with respect to the offering, issuance, or sale of securities.

(d)	The Company (or PubCo, as applicable) shall cause the Shares (or PubCo Restricted Shares) to be held in book-entry form and shall place, or cause its transfer agent or registrar to place, a notation in the Company’s (or PubCo’s) register of members and in any book-entry records reflecting the following restrictive notations:

(1) “The securities represented by this book-entry position have not been registered under the Securities Act of 1933, as amended, or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged, or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or state securities laws or an exemption from registration under the Securities Act and state securities laws that, in the opinion of counsel for GOWell Technology Limited (or, following the Second Merger Effective Time, PubCo), is available.”

(2) “Transferability of the shares represented by this book-entry position is subject to the terms of the Restricted Share Grant Agreement dated September 25, 2026, between GOWell Technology Limited (or, following the Second Merger Effective Time, PubCo) and .”

7. No Effect on Service. Nothing contained in this Agreement confers on the Grantee any right with respect to continuation of his or her service as an officer, director, employee, or consultant of the Company, PubCo, or any of their respective subsidiaries, or interferes in any way with the right of the Company or PubCo at any time to terminate the Grantee’s services or otherwise modify the terms of the Grantee’s engagement, subject to the terms of any consulting, employment, or other agreement, any provision of law, or the Company’s or PubCo’s organizational documents, to the contrary.

8. Section 83(b) Election.

(a)	If the Grantee is a U.S. taxpayer, the Grantee understands that under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date that any surrender restrictions applicable to any Shares (or PubCo Restricted Shares) lapse, the excess of the fair market value of those shares on that date over the purchase price paid for those shares (if any) will be reportable as ordinary income. The Grantee understands, however, that he or she may elect to be taxed at the time the Shares are acquired under this Agreement, rather than when and if the Shares cease to be subject to the surrender restrictions of this Agreement, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the date of this Agreement.

(b)	The Grantee acknowledges that it is his or her sole responsibility, and not the Company’s or PubCo’s, to file a timely election under Section 83(b) of the Code, even if the Grantee requests that the Company, PubCo, or any of their respective representatives make this filing on the Grantee’s behalf.

9. Assignment. Neither party may assign any rights or delegate any obligations under this Agreement except with the prior written consent of the other party; provided, however, that the Company may, without the Grantee’s consent, assign this Agreement (and all of its rights and obligations hereunder) to PubCo or any successor entity pursuant to the BCA or any assignment and assumption agreement entered into in connection with the transactions contemplated by the BCA, and upon such assignment PubCo or such successor shall be substituted for the Company for all purposes hereunder.

10. Binding. This Agreement binds and inures to the benefit of the parties and their respective permitted successors and assigns.

11. Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

12. Entirety of Agreement. This Agreement, together with the BCA (to the extent applicable), constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, if any.

13. Notices.

(a)	Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

(1) personal delivery, in which case delivery will be deemed to occur the day of delivery;

(2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient;

(3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt; and

(4) email delivery, in which case delivery will be deemed to occur upon receipt.

(b)	In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to the Company:

GOWell Technology Limited

5050 Westway Park Blvd, Ste. 100

Houston, TX 77041

Attention: Kevin Colby

14. Counterparts. This Agreement may be executed in several counterparts (including by electronic signature), each of which is an original and all of which together constitute one and the same instrument. After exchange, each counterpart will be an original and all of the counterparts together will constitute the same document. The words “execution”, “signed” and “signature” herein shall be deemed to include electronic signatures, including any electronic signatures as defined in the Electronic Transactions Act (Revised) (the “ETA”), or the keeping of records in electronic form including any electronic record, as defined in the ETA, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including without limitation the ETA; provided, however, that section 8 and 19(3) of the ETA will not apply to this Agreement or the execution or delivery thereof.

(Signature page follows)

The undersigned are signing this Agreement on the date stated in the introductory clause.

GOWELL TECHNOLOGY LIMITED

By:
Name:	Guillaume Borrel
Title:	Chief Executive Officer

By:
Name:

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